UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 15, 2011

Progenics Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-23143	13-3379479
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

777 Old Saw Mill River Road, Tarrytown, New York		10591
(Address of principal executive offices)		(Zip Code)
Registrant's telephone number, including area code (914) 789-2800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

Progenics Pharmaceuticals, Inc. (NASDAQ:PGNX) today announced a series of strategic and operational changes centered around a strategic focus on oncology.  The Company plans to increase financial and personnel resources for its existing PSMA ADC program, where it is conducting a phase 1 clinical trial of a proprietary fully human monoclonal antibody-drug conjugate (ADC) directed against prostate-specific membrane antigen (PSMA) for the treatment of prostate cancer, and its pre-clinical development work on novel multiplex phosphoinositide 3-kinase (PI3K) inhibitors for the treatment of cancer.  Progenics will also seek to in-license complementary opportunities in the oncology space.

The Company’s new strategic focus entails discontinuation and out-licensing of virology and infectious diseases programs, closure of its cGMP manufacturing facility, headcount reduction of approximately 26%, and an approximately $7.5 million annual expense reduction.  Progenics will continue to support as requested the efforts of its licensees, Salix Pharmaceuticals and Ono Pharmaceutical, to advance the global franchise for its first commercial product, RELISTOR® (methylnaltrexone bromide) subcutaneous injection, a first-in-class therapy for opioid-induced constipation.

A copy of Progenics’ press release is included in this Report as Exhibit 99.1 and the information contained therein is incorporated into this Item 8.01 by this reference.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.     Description

99.1	Press Release issued September 15, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                      PROGENICS PHARMACEUTICALS, INC.
                      By:  /s/ ROBERT A. MCKINNEY
                           Robert A. McKinney
                           Chief Financial Officer, Senior Vice President,
                           Finance & Operations and Treasurer

Dated: September 15, 2011